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
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                                      SUBSIDIARIES

                                                                   Jurisdiction of
Name                           Ownership                           _Incorporation_

AP Venture Corp. III           100% owned by
                               Ampco-Pittsburgh Corporation          Delaware

Aerofin Corporation            100% owned by
                               Ampco BFC Sub, Inc.                   New York

Ampco NCII Sub, Inc.           100% owned by                         Delaware
                               New Castle Industries, Inc.

Ampco-Pittsburgh Securities    100% owned by
  III Corporation              Ampco-Pittsburgh Corporation          Delaware

Ampco-Pittsburgh Securities    100% owned by
  V Corporation                Ampco-Pittsburgh Corporation          Delaware

Ampco UES Sub, Inc.            100% owned by
                               Union Electric Steel Corporation      Delaware

Buffalo Pumps, Inc.            100% owned by
                               Ampco-Pittsburgh Corporation          Delaware

New Castle Industries, Inc.    100% owned by
                               Ampco UES Sub, Inc.                   Pennsylvania

Union Electric Steel           100% owned by
  Corporation                  Ampco-Pittsburgh Securities
                               V Corporation                         Pennsylvania

Union Electric Steel N.V.      100% owned by Canadian Blower/
                               Canada Pumps Limited                  Belgium

    The financial statements of all subsidiaries have been consolidated with those of the Corporation. Names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.












                                      Exhibit 21